Exhibit 10.24

TERMS OF STOCK OPTION GRANT PROGRAM FOR

NONEMPLOYEE DIRECTORS UNDER THE

INFOSPACE.COM, INC. RESTATED 1996 FLEXIBLE STOCK

INCENTIVE PLAN

The following provisions set forth the terms of the stock option grant program (the “Program”) for nonemployee directors of InfoSpace.com, Inc. (the “Company”) under the InfoSpace.com, Inc. Restated 1996 Flexible Stock Incentive Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

1. Eligibility

Each elected or appointed director of the Company who is not otherwise an employee of the Company or an Affiliate (an “Eligible Director”) shall be eligible to receive Initial Grants and Annual Grants under the Plan, as described below.

2. Initial Grants

(a) Each Eligible Director who is in office on the day the Program is adopted by the Board shall automatically receive a grant of a nonqualified stock option to purchase 2,500 shares of the Company’s Stock on the day this Program is adopted by the Board.

(b) A nonqualified stock option to purchase 10,000 shares of the Company’s Stock shall be granted to each Eligible Director upon such Eligible Director’s initial election or appointment to the Board.

(c) Initial grants (“Initial Grants”) shall become fully vested and exercisable one year after the date of grant, assuming continued service on the Board for such period.

3. Supplemental Initial Grants

Each Eligible Director who is in office on November 19, 1998 shall automatically receive a grant of an option to purchase 20,000 shares of the Company’s Stock on that date, which grant shall become fully vested and exercisable one year after the date of grant, assuming continued service on the Board for such period.

4. Annual Grants

Commencing with the 1999 Annual Shareholders’ Meeting, each Eligible Director shall automatically receive a nonqualified stock option to purchase 7,500 shares of Stock immediately following each year’s Annual Meeting (each, an “Annual Grant”); provided that any Eligible Director who received an Initial Grant within three months prior to an Annual Meeting shall not receive an Annual Grant until immediately following the second Annual Meeting after the date of such Initial Grant. Annual Grants shall become fully vested and exercisable one year after the date of grant, assuming continued service on the Board for such period.

5. Option Exercise Price

The exercise price of an option shall be the “fair market value” of the Stock on the date of grant, as that term is defined in the Plan.

6. Manner of Option Exercise

An option shall be exercised by giving the required notice to the Company, stating the number of shares of Stock with respect to which the option is being exercised, accompanied by payment in full for such Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Stock owned by the Eligible Director for at least six months (or such shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a fair market value on the day prior to the exercise date equal to the aggregate option exercise price, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

7. Term of Options

Each option shall expire seven years from the date of grant thereof, but shall be subject to earlier termination as follows:

(a) In the event that an Eligible Director ceases to be a director of the Company for any reason other than the death of the Eligible Director, the unvested portion of any option granted to such Eligible Director shall terminate immediately and the vested portion of the option may be exercised by the Eligible Director only within three months after the date he or she ceases to be a director of the Company or prior to the date on which the option expires by its terms, whichever is earlier.

(b) In the event of the death of an Eligible Director, the unvested portion of any option granted to such Eligible Director shall terminate immediately and the vested portion of the option may be exercised only within one year after the date of death of the Eligible Director or prior to the date on which the option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director’s estate, the person(s) to whom the Eligible Director’s rights under the option have passed by will or the applicable laws of descent and distribution, or the beneficiary designated pursuant to Section 12 of the Plan.

8. Corporate Transactions

In the event of any Corporate Transaction, each option that is at the time outstanding shall automatically accelerate so that each such option shall, immediately prior to the specified effective date of the Corporate Transaction, become fully vested and exercisable.

9. Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an option.

Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of options granted to Eligible Directors.